Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2018, relating to the consolidated financial statements of Crane Co. and subsidiaries (“Crane Co.”), and the effectiveness of Crane Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K (File No: 001-01657) of Crane Co. for the year ended December 31, 2017, which is incorporated by reference in this Registration Statement.

/s/  Deloitte & Touche LLP

Stamford, Connecticut
April 23, 2018